AMENDMENT TO

                         INVESTMENT MANAGEMENT AGREEMENT

         This Amendment dated as of January 1, 2001, is to the Investment Management Agreement made as of June 28, 1996 (the "Agreement") by and between Templeton Investment Counsel, Inc., a U.S. registered investment adviser and Florida corporation (the "Manager") and Templeton Global Investment Trust (the "Trust") on behalf of Templeton Latin America Fund.

                                   WITNESSETH:

         WHEREAS, both the Manager and the Trust wish to amend the Agreement;

         WHEREAS, the Manager merged into TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

          1. The Manager's name is henceforth to be known as "Templeton Investment Counsel, LLC."

          2. All references to the Manager being a "Florida corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                            TEMPLETON INVESTMENT COUNSEL, LLC

                                            By:/s/GREGORY E. MCGOWAN
                                               -----------------------------
                                               Gregory E Mcgowan

                                            TEMPLETON GLOBAL INVESTMENT TRUST

                                            By:/s/JOHN R. KAY
                                               ------------------------------
                                               John R. Kay